CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 12 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 20, 1996, relating to the financial statements and financial highlights appearing in the June 30, 1996 Annual Report to Shareholders of The Preferred Group of Mutual Funds which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants and Financial Statements" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.

PRICE WATERHOUSE LLP

Boston, Massachusetts
October 24, 1996


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